Exhibit 10.16

October 1, 2009

Mr. Elorian Landers
30 Farrell Ridge Drive
Sugar Land, TX 77479

Re:           Amendment No. 1 to the Consulting Agreement by and between Bond Laboratories and Elorian Landers

Dear Mr. Landers:

Reference is made to that certain agreement by and between Bond Laboratories, Inc. (“Bond” or the “Company”) and Elorian Landers (“Consultant”) dated June 1, 2009 (the "Agreement"). This letter (this “Amendment”) supplements and amends certain of the terms contained in the Agreement.

WHEREAS, the Company and Consultant desire to amend certain provisions of the Agreement as described herein;

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1.	Capitalized Terms. Capitalized terms used, but not defined, herein shall have the same meaning ascribed to such terms in the Agreement.

2.	Fees for Services. The second paragraph of Section 3 of the Agreement shall be replaced in its entirety with the following:

“Commencing October 1, 2009, the Company shall pay Consultant a fee of $5,000 per month (the “Monthly Retainer”) on or around the fifteenth (15th) day of each month during the term of the Agreement. In addition to the Monthly Retainer, Consultant may be entitled to receive an additional bonus (a “Discretionary Bonus”) in connection with the fulfillment of his duties and responsibilities under the Agreement to the extent that such activities result in direct and tangible economic benefit(s) to the Company. The amount and timing of any Discretionary Bonus payment(s) shall be determined in good faith based upon discussions between Consultant and the Board of Directors of the Company during the term of the Agreement. All Monthly Retainer and Discretionary Bonus amounts payable to Consultant by the Company shall be in cash or shares of the Company’s Common Stock (or any combination thereof) at the discretion of Consultant. For the purposes of the Agreement as amended by this Amendment, the per share value of any Common Stock of the Company issued as consideration for the Monthly Retainer or Discretionary Bonus shall equal the 5-Day Volume Weighted Average Price of the Company’s Common Stock, as reported by Bloomberg or other such nationally recognized provider of financial markets data, as of the payment date of such consideration.

This Amendment amends and modifies the Agreement, which remains in full force and effect as to matters not discussed herein. In the case of any inconsistency or conflict between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall govern.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the Company the enclosed duplicate copy of this Amendment.

Very truly yours,

BOND LABORATORIES, INC.

By:           /s/ John Wilson
Name:           John Wilson
Title:           Chief Executive Officer

Accepted and agreed to as of
the date first written above:

CONSULTANT

By:           /s/ Elorian Landers
Name:            Elorian Landers